Exhibit 99.1

Trading Under the Symbol: ISDR

Transcript of

VirtualScopics, Inc.

Third Quarter 2015 Financial Results

October 29, 2015

Participants

James Groff – Chief Financial Officer

Eric Converse – President and Chief Executive Officer

Presentation

Operator

Greetings, and welcome to the VirtualScopics Third Quarter 2015 Financial Results call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator instructions.) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jim Groff, CFO.

James Groff – Chief Financial Officer

Good afternoon and welcome to the VirtualScopics’ Third Quarter 2015 Conference Call and Webcast. I would like to remind everyone that during today’s conference call and webcast, we’ll be making forward-looking statements that refer to future events, which involves some risks and uncertainties. Please refer to Slide 2 that includes a discussion of forward-looking statements and related risk factors, which is our customary disclosure.

With me today is Eric Converse, our President and Chief Executive Officer. We will begin this discussion around the financial results for the three and nine months ended September 30, 2015.

Let’s start today’s discussion around our backlog. Backlog represents anticipated service revenue from work not yet completed or performed under signed contracts. Once work commences, revenue is generally recognized over the life of the contract as services are provided. Backlog at September 30, 2015 was approximately $31.9 million after removing projects at risk. We believe that our backlog as of any day could be a meaningful predictor of future results but due to inherent risks such as projects being subject to cancellation, revision or delay this number needs to be considered thoughtfully.

Customers terminate, delay or change of scope of projects for a variety of reasons including among others the failure of drugs being tested to satisfy safety requirements, unexpected or undesirable clinical results, client decision to forego a particular study, insufficient patient enrollment or investigator recruitment. However, there are also situations where a study will increase in scope and reflect a subsequent increase in budget dollars that is not reflected in the current backlog.

Let’s turn to Slide 3, covering our statement of operations. Revenues for the quarter ended September 30, 2015 were $3.2 million as compared to $2.7 million for the quarter ended September 30, 2014, representing an 18% increase. Revenues for the first nine months of 2015 were $9 million as compared to $7.7 million for the first nine months of 2014, representing a 17% increase.

We are extremely pleased with the progress we have made this year in converting our bookings and backlogs to revenue. The revenue improvement is in direct correlation with the increase in project bookings in 2014 and 2015. As the sites are being trained, recruitment of participants begins for these studies and time points start to be received.

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2015 Financial Results October 29, 2015

As stated in our last conference call, we were experiencing an increase in the number of time points being received, which is a good indicator of our future revenues. This trend has continued through the third quarter of 2015 and we believe this positive trend will continue going forward. This is the third quarter in a row that we have increased revenue and achieved the highest revenue for a quarter since the second quarter of 2013. We view this as a significant achievement, and again, believe this trend will continue.

Now, turning to gross profit, for the third quarter of 2015 gross profit was approximately $1.4 million as compared to $928,000 for the third quarter of 2014, representing a 47% increase. Our gross profit was $3.4 million for the first nine months of 2015, as compared to $2.6 million for the first nine months of 2014, representing a 28% increase. Our gross profit margin was 42% during the quarter ended September 30, 2015, compared to 34% in the third quarter of 2014.

The gross margin was 37% for the first nine months of 2015, as compared to the 34% for the first nine months of 2014. The margin improvement thus far in 2015 resulted from the increased startup of new projects, especially during the third quarter of 2015, which yield higher margins during the startup phase along with a continued focus on our core offerings and investment in our infrastructure and people. Additionally, our gross margins tend to fluctuate based on therapeutic area mix and phase of study, and specifically as it relates to the volume of revenue, as there are certain amount of fixed costs required to support the business.

Research and development costs for the third quarter of 2015 were approximately $325,000, as compared to $307,000 for the third quarter of 2014, and $973,000 for the nine months ended September 30, 2015, as compared to $900,000 for the nine months ended September 30, 2014. The increase for the first nine months of 2015 was attributed to the hiring of two employees on the software development group within the first nine months of 2014 to support the increase in bookings and enhancements in our infrastructure. Our research and development efforts center around refining our processes through the use of our software platform, in order to allow for greater reporting capabilities for our customers and to gain efficiencies, which we believe will better allow us to standardize our processes as we scale our business.

Sales and marketing cost for the third quarter of 2015 were approximately $277,000 as compared to $545,000 for the third quarter of 2014 and $919,000 for the first nine months of 2015 as compared to $1.37 million for the first nine months of 2014. The decrease is from a reduction in number of conferences attended during the first nine months of 2015, as compared to the first nine months of 2014.

There was a reduction in marketing expenses related to the website development in the third quarter of 2014 that did not reoccur in the third quarter of 2015. Additionally, there was a decrease in commissions we got in from the timing of bookings and the implementation of a new compensation plan during the first nine months of 2015 as compared to 2014. Our sales and marketing initiatives encompass attendance at presentations at leading industry conferences, frequent educational webinars and active calling on existing and new customers, as well as our continued efforts to attract new business through the PPD, IXICO and Micron channel.

General and administrative costs for the quarter ended September 30, 2015 was $674,000, down 30% from $958,000 in the prior year’s quarter. For the first nine months of 2015, general and administrative costs were $2.3 million as compared to $2.5 million in the first nine months of 2014. The decrease was attributable to the reduction of legal fees during the first nine months of 2015 as compared to 2014. Additionally, there were search expenses related to the hiring of the CEO during the third quarter of 2014 that did not reoccur in 2015.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2015 Financial Results October 29, 2015

The next item that I would like to point out is the improvement in our operating loss, which was $11,000, down 99% from $956,000 in the prior year’s quarter. The operating loss was $1.1 million for the nine months ended September 30, 2015 as compared to $2.3 million for the nine months ended September 30, 2014, an improvement of 53%. The improvement in our operating loss is related to increase in revenue, improved margins and lower operating costs.

Let’s now turn to Slide 4. During the third quarter of 2015, we achieved positive adjusted EBITDA for the first time since the second quarter of 2013. Our adjusted EBITDA for the third quarter of 2015 was a positive of $132,000 as compared to a negative $843,000 for the third quarter of 2014 representing a $975,000 or 116% improvement.

Our adjusted EBITDA was a negative $676,000 for the first nine months of 2015, as compared to a negative $2 million for the first nine months of 2014, representing a $1.3 million or 66% improvement. We define adjusted EBITDA as earnings less interest, taxes if any, depreciation and amortization as further adjusted to exclude stock-based compensation expense.

Let’s now turn to Slide 5 in the balance sheet. As of September 30, 2015 we had a cash balance of $1.69 million compared to $1.65 million at the end of the second quarter of 2015 and $4 million at the close of 2014. Our cash balance remains unchanged as of September 30, 2015 as compared to cash balance as of June 30, 2015, due to a reduction in cash used in operations, influenced by increased revenues, higher margins and lower expenses.

As revenues continue to climb and expenses to support revenue growth remaining constant, the funding on losses is greatly reduced. Additionally, we financed our infrastructure investments during the third quarter of 2015, instead of using cash for these investments.

Overall, the third quarter of 2015 demonstrated considerable increase in revenue over the prior year’s quarter and the highest quarter revenue recognized in years. Additionally, we maintained our cash balance. As a result of this momentum, we believe we are on our way to continue our solid growth rate and improve our profitability.

I will now turn it over to Eric.

Eric Converse – President and Chief Executive Officer

Thanks, Jim. Good afternoon. You have heard the strong 2015 third quarter operational results from Jim. We believe this trend will continue and we at VirtualScopics are extremely encouraged about our progress. You’ll notice we’re weeks ahead of our regular reporting schedule as we are very eager to share our results.

It was just two years ago that I first spoke to you as shareholders and there were a few things that I said on my very first call that I’d just like to review. One of the things I said was that my passion lies in unlocking the potential in companies and assisting in driving them to success. And my experience had been to identify areas where an organization has opportunities and challenges, and then not be shy about discussing them. I also said that the company had to be clear on its challenges in order to focus on addressing the issues and leveraging them into opportunities.

I also thought we needed to build strong trust among the key players and the entire team as it was critical to the success of such a process, and that I was very encouraged by the talent of VirtualScopics’ management team has and I look forward to working with them and to empowering them to fully utilize their talents and experience in this industry. I later went on and added a few more comments. I said that we needed to foster a productive and healthy work environment, and continue to build and enhance our customer relationships. I knew at the time that VirtualScopics has many valuable assets and it would be my job to help unlock them and, in doing so, it would take a commitment from everyone in the company along with a strong desire to win.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2015 Financial Results October 29, 2015

I remember at that time, I felt that I saw that passion in most of my colleagues at VirtualScopics. Here we are now, two years later, and many of our initial challenges have been transformed into achievements.

With that, I’ll ask you to turn to Slide 6. Two years ago, revenue was our greatest issue. We knew that it was not only in decline, but the decline would last for some time as our bookings for new business has been so low in the previous years. Today, we have reversed the decline. 2015 has been an increase in revenue quarter-on-quarter and we expect the year-end revenue to follow this trend and deliver a full year of double digit growth over the last year.

As I have stated over these two years, it will be our bookings which will lead to increased revenue. Well, we achieved the bookings and now we are seeing the revenue. The next issues we faced were our losses. I knew at the time I took this role, that the losses would only get worse before they got better. Knowing this and living through it are not the same.

We have had to make some difficult decisions about eliminating positions as well as strategic decisions on creating new positions. We have always looked to increase our efficiencies, while at the same time guarding our operational excellence. These choices have been made for challenging times these past 24 months as we marched through quarter-after-quarter of losses, but today we are proudly looking at our first quarter with a positive adjusted EBITDA and are excited to see this continue.

Though at the time I started my tenure at VirtualScopics cash was not immediate concern, I did see that we would be sustaining losses for a while and that cash could eventually become a concern and always had an eye on this potential issue. Today, however, this concern is also one we now believe is being reversed. We have taken advantage of some leasing opportunities for equipment investments and have dramatically reduced our cash burn this quarter to about $100,000. And we look to have cash created in the fourth quarter.

Behind all of this is our $2 million line of credit with Silicon Valley Bank. As I stated last quarter, we do not plan on using this line but want to have it in place should it be needed. Today, we have not used the line and looking forward we do not believe we will need to use it for our business operations. Again, it’s just great to have it in place.

Two years ago, we were not seen as a phase III contender in the market. Today, we have a different story. We are sticking to our core business and we are a phase III player and have won multiple phase III studies across many customers in both large pharma and biotechs.

Yesterday, we had our second live seminar in New Hope. It was a great day. We had multiple pharma companies and biotechs attend the full day seminar. Two years ago, we had already stopped doing our webinar series, our website was static and market communications had slowed to a deafening silence. People were concerned with our marketing efforts and marketing presence.

Today, we’re doing our webinars, newsletters, live seminars, both in New Hope and in Boston, and we re-launched our website with more relevant and informative material for our customers. We are definitely in the market. I’m speaking to you today full of pride over these achievements. This progress could never have been made without the talent I recognized the day I became part of this team.

The collective trust we have built as colleagues and the constant challenging of ourselves and one another is what has made the difference. We now look at our future as one full of opportunity. As proud and as excited as we are, we are not resting. There is still work to be done and challenges which remains.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2015 Financial Results October 29, 2015

If you’ll now turn to Slide 7, I’ve spoken to you in some of our calls about critical mass. We are still working on this. Our young backlog is growing and maturing. I am constantly scrubbing our backlog to be sure that each dollar in it will turn to revenue or be scrubbed out. Building our backlog and having this critical mass will take time. Last year, we had near-record bookings of $26 million. I mentioned that I will not be reporting on too many numbers, because I believe the revenue and backlog numbers will speak for themselves going forward.

But I do want to mention this, because our bookings and awards this year are $24 million, with over $16 million of that already booked and the reason why I’m sharing this with you is we’re on the verge of two consecutive years with bookings over $20 million. Just to give you a perspective on that, before last year, we had not had bookings over $20 million since 2009 and that was the only time it happened in the history of this company.

Now, we’re looking at two years in a row with these booking numbers. This will definitely help increase our backlog and we believe continue to help our revenue grow. This organic growth is promising. However, I will continue to speak to industry people and explore how we can obtain a greater backlog more rapidly than just organic growth. I have nothing more to offer on this subject, but want to be clear that I’m looking to overcome this challenge in the shortest timeframe possible.

Another challenge still in front of the team is our infrastructure investments. Though we’ve been making strides in this area, we still have more work to do. This is a business which requires constant investments in operational systems and analytical tools. This will not change. We need to focus on jumping ahead of the pack on innovation, not maintaining the status quo.

One thing which will never be compromised is our operational excellence. Our efficiency investments will only enhance this, never compromise it. I realize today what is probably on the forefront of everyone’s mind on this call is our share price. I understand this frustration. Remember, I too am a shareholder.

As I stated multiple times on these calls, I cannot build an artificial increase in our share price for the short-term. I need to build sustainable value in this company and have that reflect fairly in the market. Some have challenged my thinking on this point. Thankfully, many understand it.

I believe we need to stay the course on building a valuable company as the primary focus. I will say, however, we do have a story to tell and now a track record to show our progress. This is something which will have more of a focus going forward.

Now, before I take questions, I do want to remind you that we are always at risk of changes in trials we win. This risk is inherent in our business. I would also like to advise you that the greater our backlog becomes the lessened the risk becomes. The progress we’re making as a team gives me great confidence in our future.

With that, Jim and I are now able to take questions.

Operator

(Operator instructions.) The first question comes from Steve Postich from Steve Postich Builders, Inc.

<Q>: One thing, Eric, is I know a year ago, when the stock was between $4 and $5, I know that you purchased quite a bit of it and I was wondering, since it is out as far as it is now, do you think you’ll be making some more purchases for that?

Eric Converse – President and Chief Executive Officer

I think it’s a very fair question and one that I’ve struggled to. I believe that the share price right now is a great offering. The issue is I’m an insider at this point. We’ve had a very, very interesting year with our stock price. So what I’m looking to do, to show my support on this for next year is to set up dates where I will be buying shares in advance, because anytime I thought to buy shares myself there’s just been times when there is too much information I know that could potentially lead to an issue.

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Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Third Quarter 2015 Financial Results October 29, 2015

So you can imagine when the stock price goes as low as it does, there are many people out there that want to talk to me. But what we’re looking at is something that’s going to be not even considered by our board at this time, because if something isn’t reflecting the true value of our company there is no discussion. But unfortunately, as a CEO, I get calls like that and that puts me in a position of not being able to buy things. But I’ve spoken with our attorneys about setting up for next year that I can buy at certain predetermined dates and that will be my way of showing the support, because I would love to own more shares in this company.

Operator

The next question comes from Scott Netsom [ph], a private investor.

<Q>: Great job with the quarter. This is two years of hard work reflected here and I hope that the trend continues. Could you comment on your team; any hiring plans, changes you intend to make? You have the team in place you need. You need to add in any area of the business at this point?

Eric Converse – President and Chief Executive Officer

I would say, Scott, the area we’d probably look to add more is in some of our operational areas and our project management, because as revenue grows you just want to make sure you’re not losing that operational excellence that we have fought so hard to maintain. I think as the year goes on, next year we’ll probably also want to add someone in business development.

We have made a lot of strategic moves over the last two years. What I said in my comments earlier, we’ve eliminated some positions, because I didn’t think that they were adding the value they should. But we’ve created also quite a few new positions, which have really added value and I think that’s showing in our results. If you’re looking for more direct answer, it’s more an operations around project management and managing the data and then also in our business development.

Operator

There are no further questions at this time. I would like to turn the floor over to management for closing comments.

Eric Converse – President and Chief Executive Officer

Again, thank you very much for your support. It has been a long two years, but a very productive two years. We’re looking to have even more exciting news going forward and we’re looking for your continued support. We wish you all a good day.

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